Exhibit 3.1

SHATTUCK LABS, INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Shattuck Labs, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.    The name of this corporation is Shattuck Labs, Inc. This corporation was originally incorporated pursuant to the General Corporation Law on May 9, 2016 under the name Shattuck Labs, Inc.

2.    The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.

3.    This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.    This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 10th day of June, 2020.

By:	/s/ Taylor Schreiber
Taylor Schreiber
Chief Executive Officer

Exhibit A

SHATTUCK LABS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME.

The name of this corporation is Shattuck Labs, Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 1675 S. State Street, Suite B, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

ARTICLE III: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV: AUTHORIZED SHARES.

The total number of shares of all classes of stock that the Corporation will have authority to issue is (a) 4,950,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 2,963,554 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). As of the effective date of this Amended and Restated Certificate of Incorporation (this “Certificate”), 1,093,019 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 550,571 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” and 1,319,964 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock.”

The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein.

2.    Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there will be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Common Stock.

B.	PREFERRED STOCK

The following rights, powers and privileges, and restrictions, qualifications and limitations, will apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.

1.    Dividends.

1.1    Non-Cumulative Preferred Stock Dividend Preference. The Corporation will not pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) in any calendar year unless (in addition to the obtaining of any consents required elsewhere in this Certificate) the holders of shares of each series of Preferred Stock then outstanding will first receive, or simultaneously receive, on a pari passu basis, out of funds legally available therefor, a dividend on each outstanding share of Preferred Stock in an amount equal to 8% of the Original Issue Price (as defined below) per share of such series of Preferred Stock. The foregoing dividends will not be cumulative and will be paid when, as and if declared by the Board of Directors of the Corporation (the “Board”). The “Original Issue Price” shall mean (i) in the case of the Series A Preferred Stock, $62.4750 per share, (ii) in the case of the Series B Preferred Stock, $62.88051 per share and (iii) in the case of the Series B-1 Preferred Stock, $62.88051 per share, in each case subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on the applicable series of Preferred Stock in shares of such stock.

1.2    Participation. If, after dividends in the full preferential amount specified in Section 1.1 for the Preferred Stock have been paid or set apart for payment in any calendar year of the Corporation, the Board declares additional dividends out of funds legally available therefor in that calendar year, then such additional dividends will be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Sections 4 and 5.

1.3    Non-Cash Dividends. Whenever a dividend provided for in this Section 1 will be payable in property other than cash, the value of such dividend will be deemed to be the fair market value of such property as determined in good faith by the Board.

2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1    Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below):

2.1.1    First, the holders of shares of Series B-1 Preferred Stock then outstanding will be entitled to be paid out of the funds and assets available for distribution to the Corporation’s stockholders, before any payment will be made to the holders of Series B Preferred Stock, the holders of Series A Preferred Stock, or the holders of Common Stock by reason of their respective ownership thereof, an amount per share equal to the Original Issue Price for the Series B-1 Preferred Stock, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation will be insufficient to pay the holders of shares of Series B-1 Preferred Stock the full amounts to which they are entitled under this Section 2.1.1, the holders of shares of Series B-1 Preferred Stock will share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series B-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.2    Second, the holders of shares of Series A Preferred Stock and Series B Preferred Stock then outstanding (collectively, the “Other Preferred Stock”) will be entitled, on a pari passu basis, to be paid out of the funds and assets available for distribution to the Corporation’s stockholders, before any payment will be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (a) the Original Issue Price for such series of Other Preferred Stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of Other Preferred Stock been converted into Common Stock pursuant to Sections 4 and 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation will be insufficient to pay the holders of shares of Other Preferred Stock the full amounts to which they are entitled under this Section 2.1.2, the holders of shares of Other Preferred Stock will share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Other Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of a share of Other Preferred Stock is entitled to receive under Section 2.1.2 is hereinafter referred to as the “Other Preferred Liquidation Amount.”

2.2    Payments to Holders of Common Stock and Series B-1 Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 2.1, the remaining funds and assets available for distribution to the stockholders of the Corporation will be distributed among the holders of shares of Series B-1 Preferred Stock and Common Stock, sharing ratably based on the number of shares of Common Stock held by each such holder (or, with respect to shares of Series B-1 Preferred Stock held by each such holder, treating for this purpose all such shares of Series B-1 Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Certificate immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation); provided, however, that if the aggregate amount per share that the holders of Series B-1 Preferred Stock would be entitled to receive under Sections 2.1 and 2.2 would exceed three times the aggregate Original Issue Price for a share of Series B-1

Preferred Stock (the “Maximum Participation Amount”), then each holder of Series B-1 Preferred Stock should instead be entitled to receive upon such liquidation, dissolution or winding up of the Corporation an amount per share equal to the greater of (i) the Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Series B-1 Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation.    The total amount per share which a holder of Series B-1 Preferred Stock is entitled to receive under Sections 2.1 and 2.2 is hereinafter referred to as the “Series B-1 Liquidation Amount” and collectively with the Other Preferred Liquidation Amount, the “Preferred Liquidation Amount.”

2.3    Deemed Liquidation Events.

2.3.1    Definition. Each of the following events will be considered a “Deemed Liquidation Event” unless the holders of at least 65% of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event:

(a)    a merger or consolidation (each a “Combination”) in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination, except any such Combination involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such Combination, the parent of such surviving or resulting party; provided that, for the purpose of this Section 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined in Section 5.1 below) outstanding immediately prior to such Combination or upon conversion of Convertible Securities (as defined in Section 5.1 below) outstanding immediately prior to such Combination will be deemed to be outstanding immediately prior to such Combination and, if applicable, deemed to be converted or exchanged in such Combination on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or

(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, (or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Corporation), except where such sale, lease, transfer, exclusive license or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation (an “Asset Disposition”). For the avoidance of doubt, the grant by the Corporation of any number of exclusive licenses will only be considered a Deemed Liquidation Event for purposes of this paragraph if such licenses, individually or in the aggregate, constitute a license of all or substantially all of the assets of the Corporation.

2.3.2    Effecting a Deemed Liquidation Event.

(a)    The Corporation will not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan or merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event will be paid to the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)    In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation will send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation will use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Preferred Liquidation Amount with respect to each such share. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation will redeem each holder’s shares of Preferred Stock in accordance with the liquidation preferences set forth in Subsections 2.1 through 2.2 to the fullest extent of such Available Proceeds, and will redeem the remaining shares in accordance with the liquidation preferences set forth in Subsections 2.1 through 2.2 as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation will not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(c)    Following an election by the holders of Preferred Stock to demand redemption as provided in Subsection 2.3.2(b), the Corporation will promptly send written notice of the redemption pursuant to Section 2.3.2(b) (the “Redemption Notice”) to each holder of record of Preferred Stock stating (i) the number of shares of each series of Preferred Stock held by such holder as of the date of such election; (ii) the date of redemption (the “Redemption Date”) and the price at which shares of each series of Preferred Stock will be redeemed (the “Redemption Price”); (iii) the date on which the holder’s right to convert such shares terminates (as determined in accordance with Section 4.1); and (iv) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(d)    On or before the Redemption Date, each holder of shares of Preferred Stock, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, will, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares will be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(e)    If the Redemption Notice will have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption will not have been surrendered, dividends with respect to such shares of Preferred Stock will cease to accrue after the Redemption Date and all rights with respect to such shares will forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

2.3.3    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event and unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event, if any portion of the consideration payable by the acquirer is placed into escrow or is payable only upon satisfaction of contingencies, the definitive agreement or escrow agreement entered into in such Deemed Liquidation Event will provide that (a) the portion of such consideration that is payable at the closing of such transaction will be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if such consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies or upon release from escrow will be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the initial consideration as part of the same transaction.

2.3.4    Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such Combination or Asset Disposition will be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 2.3.4 is made in property other than in cash, the value of such distribution will be the fair market value of such property, as determined in good faith by the Board; provided, however, that the following will apply:

(a)    For securities not subject to investment letters or other similar restrictions on free marketability:

(i)    if traded on a securities exchange, the value will be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing of such transaction;

(ii)    if actively traded over-the-counter, the value will be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii)    if there is no active public market, the value will be the fair market value thereof, as determined in good faith by the Board, including at least one of the Preferred Directors.

(b)    The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) will take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

The foregoing methods for valuing non-cash consideration to be distributed in connection with a Combination or Asset Disposition will, with the appropriate approval of the definitive agreements governing such Combination or Asset Disposition by the stockholders under the General Corporation Law and Section 3.3, be superseded by the determination of such value set forth in the definitive agreements governing such Combination or Asset Disposition.

3.    Voting.

3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes will not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Certificate, holders of Preferred Stock will vote together with the holders of Common Stock as a single class on an as-converted basis, will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and will be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

3.2    Election of Directors.

3.2.1    Election. For so long as at least 276,059 shares of Series A Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series A Preferred Stock in shares of such stock) (the “Series A Threshold”), the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, will be entitled to elect two directors of the Corporation (the “Series A Directors”); provided that if the Series A Threshold is not met, for so long as least 110,423 shares of Series A Preferred Stock remains outstanding, but no more than 276,058 shares of Series A Preferred Stock remain outstanding (as each such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series A Preferred Stock in shares of such stock), the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, will be entitled to elect one Series A Director. For so long as at least 329,991 shares of Series B-1 Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series B-1 Preferred Stock in shares of such stock), the holders of record of the shares of Series B-1 Preferred Stock, exclusively and as a separate class, will be entitled to elect two directors of the Corporation (the “Series B-1 Directors” and collectively with the Series A Directors, the “Preferred Directors”); provided, that one of such Series B-1 Directors shall be an industry expert. The holders of record of the shares of Common Stock, exclusively and as a separate class, will be entitled to elect three directors of the Corporation (the “Common Directors”). The holders of record of the shares of Common Stock and of every other class or series of voting stock (including the Preferred Stock), voting together as a single class on an as-converted basis, will be entitled to elect the remaining number of directors of the Corporation (the “Remaining Directors”).

3.2.2    Vacancies. Any director elected as provided in the preceding sentences may be removed with or without cause by, and any vacancy in the office of any such removed director may be filled by, and only by, the affirmative vote of the holders of the shares of the class, classes or series that are entitled to elect such director to office under the provisions of Section 3.2 (the “Specified Stock”), given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3.2. Notwithstanding the foregoing, the initial Series B-1 Directors may be appointed by a majority of the members of the Board then in office.

3.2.3    Procedure. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Specified Stock entitled to elect such director will constitute a quorum for the purpose of electing such director and the candidate or candidates to be elected by such Specified Stock will be those who receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock. In the case of an action taken by written consent without a meeting, the candidate or candidates to be elected by such Specified Stock will be those who are elected by the written consent of the holders of a majority of such Specified Stock.

3.3    Preferred Stock Protective Provisions. For so long as at least 1,408,302 shares of Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Preferred Stock in shares of such stock), the Corporation will not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the Requisite Holders:

(a)    alter or change the rights, powers or preferences of the Preferred Stock set forth in this Certificate or the bylaws of the Corporation, as then in effect, in a way that adversely affects the Preferred Stock; or

(b)    increase or decrease the authorized number of shares of Preferred Stock; or

(c)    authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers or preferences set forth in this Certificate, as then in effect, that are senior to or on a parity with any series of Preferred Stock or authorize or create (by reclassification or otherwise) any security convertible into or exercisable for any such new class or series of capital stock; or

(d)    (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to any series of Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with such series of Preferred Stock in respect of any such right, preference or privilege; or

(e)    redeem or repurchase any shares of Common Stock or Preferred Stock, other than (i) pursuant to an agreement with an employee, consultant, director or other service provider to the Corporation or any of its wholly owned subsidiaries (collectively, “Service Providers”) giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services, (ii) an exercise of a right of first refusal in favor of the Corporation pursuant to an agreement with any Service Provider, which exercise has been approved by the Board or (iii) as approved by the Board; or

(f)    declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock, other than a dividend on the Common Stock payable in shares of Common Stock; or

(g)    increase the number of shares of Common Stock or Preferred Stock subject to issuance under any stock plan or arrangement for the benefit of Service Providers unless such increase is approved by the Board; or

(h)    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 3.3; or

(i)    amend this Section 3.3.

3.4    Series A Preferred Stock Protective Provisions. For so long as any shares of Series A Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series A Preferred Stock in shares of such stock), the Corporation will not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then outstanding shares of Series A Preferred Stock, consenting or voting as a separate class:

(a)    amend, alter, repeal or waive any provision in this Certificate or the bylaws of the Corporation in a manner adverse to the Series A Preferred Stock (which, for the avoidance of doubt, shall not include the designation of a new series of Preferred Stock that is senior to the Series A Preferred Stock); or

(b)    increase or decrease the authorized number of shares of Series A Preferred Stock; or

(c)    amend this Section 3.4.

3.5    Series B Preferred Stock Protective Provisions. For so long as any shares of Series B Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series B Preferred Stock in shares of such stock), the Corporation will not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then outstanding shares of Series B Preferred Stock, consenting or voting as a separate class:

(a)    amend, alter, repeal or waive any provision in this Certificate or the bylaws of the Corporation in a manner adverse to the Series B Preferred Stock (which, for the avoidance of doubt, shall not include the designation of a new series of Preferred Stock that is senior to the Series B Preferred Stock); or

(b)    increase or decrease the authorized number of shares of Series B Preferred Stock; or

(c)    amend this Section 3.5.

3.6    Series B-1 Preferred Stock Protective Provisions. For so long as any shares of Series B-1 Preferred Stock remain outstanding (as such number is adjusted for stock splits and combinations of shares and for dividends paid on the Series B-1 Preferred Stock in shares of such stock), the Corporation will not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate) the written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, consenting or voting as a separate class:

(a)    amend, alter, repeal or waive any provision in this Certificate or the bylaws of the Corporation in a manner adverse to the Series B-1 Preferred Stock (which, for the avoidance of doubt, shall not include the designation of a new series of Preferred Stock that is senior to the Series B-1 Preferred Stock); or

(b)    increase or decrease the authorized number of shares of Series B-1 Preferred Stock; or

(c)    create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $5,000,000 other than purchase-money loans or equipment leases incurred in the ordinary course; or

(d)    amend this Section 3.6.

4.    Conversion Rights. The holders of the Preferred Stock will have conversion rights as follows (the “Conversion Rights”):

4.1    Right to Convert.

4.1.1    Conversion Ratio. Each share of a series of Preferred Stock will be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock will initially mean the Original Issue Price for such series of Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, will be subject to adjustment as provided in Section 5.

4.1.2    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights will terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event of the holders of Preferred Stock.

4.1.3    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder will surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice will state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion will be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) will be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate will be deemed to be outstanding of record as of such time. The Corporation will, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (b) pay in cash such amount as provided in Section 5.7.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.1.4    Effect of Voluntary Conversion. All shares of Preferred Stock that will have been surrendered for conversion as herein provided will no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.7.3 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted will be retired and cancelled and may not be reissued.

4.2    Mandatory Conversion.

4.2.1    Automatic Conversion. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $50,000,000 of gross proceeds to the Corporation at a price per share to the public of at least $62.88051 (as adjusted for stock splits, stock dividends, recapitalizations or the like) (a “Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock will automatically be converted into shares of Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares may not be reissued by the Corporation.

4.2.2    Mandatory Conversion Procedural Requirements.

(a)    All holders of record of shares of Preferred Stock will be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Sections 4.2.1 and 9. Unless otherwise provided in this Certificate, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock will surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and will thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4.2.

(b)    If so required by the Corporation, certificates surrendered for conversion will be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to this Section 4.2, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2.2(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation will issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.7.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock will be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.

5.    Adjustments to Conversion Price.

5.1    Adjustments for Diluting Issuances.

5.1.1    Special Definitions. For purposes of this Article IV, the following definitions will apply:

(a)    “Option” will mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities from the Corporation.

(b)    “Original Issue Date” will mean the date on which the first share of Series B-1 Preferred Stock was issued.

(c)    “Convertible Securities” will mean any evidences of indebtedness, shares or other securities issued by the Corporation that are directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)    “Additional Shares of Common Stock” with respect to a series of Preferred Stock will mean all shares of Common Stock issued (or, pursuant to Section 5.1.2 below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively as to all such shares and shares deemed issued, “Exempted Securities”):

(i)    shares of Common Stock, Options or Convertible Securities issued (x) upon conversion of such series of Preferred Stock or (y) as a dividend or distribution on such series of Preferred Stock;

(ii)    shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on or subdivision of shares of Common Stock that is covered by Section 5.2, 5.3, 5.4, 5.5 or 5.6;

(iii)    shares of Common Stock or Options to acquire shares of Common Stock, including but not limited to stock appreciation rights payable in shares of Common Stock or in Options or Convertible Securities, issued to Service Providers pursuant to a plan, agreement or arrangement approved by the Board;

(iv)    shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided that such issuance is pursuant to the terms of such Option or Convertible Security;

(v)    shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction approved by the Board;

(vi)    shares of Common Stock, Options or Convertible Securities issued pursuant to a bona fide acquisition of another entity by the Corporation by merger or consolidation with, purchase of substantially all of the assets of, or purchase of more than fifty percent of the outstanding equity securities of, the other entity, or issued pursuant to a bona fide joint venture agreement, provided that such issuances are approved by the Board;

(vii)    shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board;

(viii)    shares of Common Stock, Options or Convertible Securities issued as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 5.1.3;

(ix)    shares issued in connection with a Qualified IPO; or

(x)    shares of Common Stock, Options or Convertible Securities issued in accordance with Section 5.1.1A below.

5.1.1A No Adjustment of Conversion Price. Subject to the remainder of this Section 5.1.1A, no adjustment in the Conversion Price for a particular series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from (i) the holders of at least a majority of the then outstanding shares of Series A Preferred Stock on an as-converted basis agreeing that no adjustment will be made to the Conversion Price of Series A Preferred Stock as a result of the issuance or deemed issuance (the “Series A Approval”); provided, that no Series A Approval shall be required if such issuance or deemed issuance would not result in an adjustment in the Conversion Price of the Series A Preferred Stock (ii) the holders of at least a majority of the then outstanding shares of Series B Preferred Stock on an as-converted basis agreeing that no adjustment will be made to the Conversion Price of the Series B Preferred Stock as a result of the issuance or deemed issuance (the “Series B Approval”); provided, that no Series B Approval shall be required if such issuance or deemed issuance would not result in an adjustment in the Conversion Price of the Series B Preferred Stock, and (iii) the holders of at least 65% of the then outstanding shares of Series B-1 Preferred Stock on an as-converted basis agreeing that no adjustment will be made to the Conversion Price of the Series B-1 Preferred Stock as a result of the issuance or deemed issuance (the “Series B-1 Approval” and together with the Series A Approval and the Series B Approval, the “Series Approvals”); provided, that no Series B-1 Approval shall be required if such issuance or deemed issuance would not result in an adjustment in the Conversion Price of the Series B-1 Preferred Stock. Notwithstanding the foregoing, if the issuance or deemed issuance of Common Stock would result in an adjustment of the Conversion Price for each and every series of Preferred Stock then outstanding, then in lieu and in substitution of the Series Approvals, no adjustment in the Conversion Price for any and all series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no adjustment will be made to the Conversion Price for any and all series of Preferred Stock as a result of the issuance or deemed issuance.

5.1.2    Deemed Issue of Additional Shares of Common Stock.

(a)    If the Corporation at any time or from time to time after the Original Issue Date will issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or will fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability (including the passage of time) but without regard to any provision contained therein for a subsequent adjustment of such number including by way of anti-dilution adjustment) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, will be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date will have been fixed, as of the close of business on such record date.

(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) will be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 5.1.2(b) will have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (1) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3 (either because the consideration per share (determined pursuant to Section 5.1.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.1.2(a)) will be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.3, the Conversion Price of such series of Preferred Stock will be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 5.1.2 will be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments will be treated as provided in Sections 5.1.2(b) and 5.1.2(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 5.1.2 at the time of such issuance or amendment will instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.1.3    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation will at any time or from time to time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2), without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price will be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue of Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2); provided that if such issue was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2); provided, however, that no such adjustment shall be made with respect to any shares of Preferred Stock held by a given holder upon a Financing if (i) the Corporation has given such holder the opportunity to participate in such Financing, and (ii) such holder fails to purchase at least the lower of (x) such holder’s Pro Rata Amount of the Offered Securities or (y) $5,000,000 of the Offered Securities. For the purposes of this Section 5.1.3: “Financing” will mean any transaction involving the issue or sale of Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2) after the Original Issue Date that would trigger an adjustment to any Conversion Price pursuant to the terms of this Certificate, which adjustment has not been waived pursuant to Section 5.1.1(d)(ix); “Pro Rata Amount” will mean the number of Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2) calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Preferred Stock owned by such holder (determined on an as-converted to Common Stock basis), and the denominator of which is equal to the aggregate number of outstanding shares of Preferred Stock (determined on an as-converted to Common Stock basis), in each case as of immediately prior to the initial closing of the Financing; and “Offered Securities” will mean the total Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2) available for purchase by all investors in the Financing.

5.1.4    Determination of Consideration. For purposes of this Section 5.1, the consideration received by the Corporation for the issue or deemed issue of any Additional Shares of Common Stock will be computed as follows:

(a)    Cash and Property: Such consideration will:

(i)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.1.2, relating to Options and Convertible Securities, will be determined by dividing:

(i)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.1.5    Multiple Closing Dates. In the event the Corporation will issue on more than one date Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1.2) that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 5.1.2 and such issuance dates occur within a period of no more than 120 days after the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price of such series of Preferred Stock will be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period that are a part of such transaction or series of related transactions).

5.2    Adjustment for Stock Splits and Combinations. If the Corporation will at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before that subdivision will be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series will be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation will at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series will be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5.2 will become effective at the close of business on the date the subdivision or combination becomes effective.

5.3    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date will make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock in effect immediately before such event will be decreased as of the time of such issuance or, in the event such a record date will have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a)    the numerator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)    the denominator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date will have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price will be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price will be adjusted pursuant to this Section 5.3 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment will be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

5.4    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date will make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of such series of Preferred Stock will receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

5.5    Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 5.2, 5.3, 5.4 or 5.6 or by Section 2.3 regarding a Deemed Liquidation Event), then in any such event each holder of such series of Preferred Stock will have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

5.6    Adjustment for Merger or Consolidation. Subject to the provisions of Section 2.3, if there will occur any consolidation or merger involving the Corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.3, 5.4 or 5.5), then, following any such consolidation or merger, provision will be made that each share of such series of Preferred Stock will thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) will be made in the application of the provisions in Section 4 and this Section 5 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in Section 4 and this Section 5 will thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

5.7    General Conversion Provisions.

5.7.1    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 5, the Corporation at its expense will, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of such series of Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

5.7.2    Reservation of Shares. The Corporation will at all times while any share of Preferred Stock will be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate. Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

5.7.3    Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation will pay cash equal to such fraction multiplied by the fair value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion will be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.7.4    No Further Adjustment after Conversion. Upon any conversion of shares of Preferred Stock into Common Stock, no adjustment to the Conversion Price of the applicable series of Preferred Stock will be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Common Stock delivered upon conversion.

6.    No Reissuance of Redeemed or Otherwise Acquired Preferred Stock. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries will be automatically and immediately retired and will not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights, powers and preferences granted to the holders of Preferred Stock following the close of business on the third day preceding the Redemption Date for such shares.

7.    Waiver. Except to the extent expressly provided herein, any of the rights, powers, preferences and other terms of the Preferred Stock that are set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

8.    Notice of Record Date. In the event:

(a)    the Corporation will set a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or subscription right, and the amount and character of such dividend, distribution or subscription right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) will be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice will be sent (A) at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice or (B) such fewer number of days as may be approved the Requisite Holders.

9.    Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock will be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and will be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice will be deemed given at the place where the principal executive office of the Corporation is located.

ARTICLE V: PREEMPTIVE RIGHTS.

No stockholder of the Corporation will have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI: BYLAW PROVISIONS.

A.    AMENDMENT OF BYLAWS. Subject to any additional vote required by this Certificate or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B.    NUMBER OF DIRECTORS. Subject to any additional vote required by this Certificate, the number of directors of the Corporation will be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board of Directors; provided, however, that, so long as the holders of Preferred Stock are entitled to elect any Preferred Directors, the affirmative vote of at least one of the Preferred Directors shall be required for the authorization by the Board of Directors of any of the matters set forth in Section 5.3 of the Second Amended and Restated Investors’ Rights Agreement, dated on or about the effective date of this Amended and Restated Certificate of Incorporation by and among the Corporation and the other parties thereto, as such agreement may be amended from time to time.

C.    BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation will so provide.

D.    MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VII: DIRECTOR LIABILITY.

A.    LIMITATION. To the fullest extent permitted by law, a director of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation will be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation will not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B.    INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C.    MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VII will not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII: CORPORATE OPPORTUNITIES.

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock or any of its affiliates and that is in the business of investing and reinvesting in other entities or that invests in other entities as part of a strategic plan (each, a “Fund”) acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director will to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund will belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

* * * * * * * * * * *

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SHATTUCK LABS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Shattuck Labs, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Shattuck Labs, Inc. This corporation was originally incorporated pursuant to the General Corporation Law on May 9, 2016 under the name Shattuck Labs, Inc.

SECOND:    This corporation’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 10, 2020.

THIRD:    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the General Corporation Law and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

FOURTH:    This Certificate of Amendment has been approved and duly adopted by the Board of Directors of the Corporation pursuant to resolutions proposing to amend the Restated Certificate, declaring such amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing appropriate officers of this corporation to solicit the consent of the stockholders therefor.

FIFTH:    The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law.

SIXTH:     The first sentence of Article IV of the Restated Certificate is hereby deleted in its entirety and replaced with the following:

“The total number of shares of all classes of stock that the Corporation will have authority to issue is (a) 10,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 2,963,554 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

SEVENTH:     The following is hereby inserted into paragraph A of Article IV of the Restated Certificate immediately before the first sentence therein:

“Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every one share of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be subdivided into six and eighty five hundredths (6.85) shares of Common Stock, without any further action by the holders of such shares (the “Stock Split”). The Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Stock Split in accordance with this Amended and Restated Certificate of Incorporation.”

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this corporation on this 1st day of October, 2020.

By:	/s/ Taylor Schreiber
Taylor Schreiber
Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF SHATTUCK LABS, INC.]